Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders
of Keystone Property Trust:

     We consent to the incorporation by reference in the Registration Statements of Keystone Property Trust on Form S-3 (File Nos. 333-58971, 333-59251, 333-67637, 333-74277, 333-77627, 333-89095, 333-92741, 333-31504 and 333-110450) and Form S-8 (File No. 333-70529) of our report dated January 9, 2004 with respect to the combined statement of revenue and certain expenses of 4 Points for the year ended December 31, 2002 included in the Current Report on Form 8-K dated February 10, 2004 of Keystone Property Trust filed with the Securities and Exchange Commission. Our report includes a paragraph that states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the revenues and expenses of 4 Points.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 10, 2004